Exhibit 23.1
Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Delcath Systems Inc. and Subsidiaries on Form S-8 File No. 333-251385, 333-262022, 333-265202 and 333-276090 and Form S-3 File No. 333-257428, 333-260097, 333-267321, 333-269173 and 333-272659 of our report dated March 26, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Delcath Systems Inc. and subsidiaries as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report is included in this Annual Report on Form 10-K of Delcath Systems Inc. for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP

New York, NY
March 26, 2024